UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2017

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36104

Delaware	36-4466837
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 N. Canal Street, Suite 850

Chicago, Illinois 60606

(Address of principal executive offices, including zip code)

(312) 951-0600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2017, Potbelly Corporation (the “Company”) announced the appointment of Alan Johnson, age 58, as President and Chief Executive Officer, effective as of November 29, 2017. The Company’s Board of Directors also increased the size of the Board to nine members and appointed Mr. Johnson to its Board of Directors to serve an initial term until the 2018 Annual Meeting.

Mr. Johnson was previously the founder of AJ Consulting, where he provided consulting services from September 2015 through November 2017. Prior to that, he was the Chief Executive Officer of BevMo!, a specialty retailer of alcoholic beverages and related products, from April 2007 through September 2015. Mr. Johnson holds a Bachelor of Business degree from the University of Technology in Sydney, Australia.

Under to the terms of his employment agreement (“Executive Employment Agreement”), dated November 29, 2017, Mr. Johnson will be paid an annual base salary of $725,000. Mr. Johnson’s Executive Employment Agreement also provides, among other things, that: (i) he is eligible to receive a discretionary bonus at a target rate of 100% of his base salary based on the attainment of performance targets as determined by the Company’s Board of Directors or its Compensation Committee; (ii) he shall not be eligible for any equity grants in calendar year 2018, but for years after 2018 he shall be eligible for equity grants with an annual target award value of $1,000,000; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Johnson in performing services to the Company; and (iv) severance and change of control benefits contingent upon Mr. Johnson agreeing to a general release of claims in favor of the Company following termination of employment. Mr. Johnson will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers. Mr. Johnson has agreed to observe the Company’s standard confidentiality and non-compete agreement. Mr. Johnson’s employment is at-will and may be terminated at any time for any reason.

The foregoing description of the Executive Employment Agreement is not complete and is qualified in its entirety by reference to the Executive Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

In connection with the signing of his Executive Employment Agreement, the Company granted Mr. Johnson 78,125 restricted stock units (“RSUs”) and 200,401 stock options (“Options”). The RSUs shall vest in equal installments on each anniversary of the grant date over a period of three years. The Options shall vest in equal installments on each anniversary of the grant date over a period of four years. The RSUs and Options were granted on November 29, 2017 and the Options have an exercise price of $12.80 per share, the closing price of the Company’s common stock as of November 29, 2017. The equity award was granted under the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan; which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 4, 2016.

There are no family relationships between Mr. Johnson and any director or executive officer of the Company (or person nominated or chosen to become a director or executive officer of the Company), and Mr. Johnson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On December 1, 2017, the Company issued a press release announcing the appointment of Alan Johnson as President and Chief Executive Officer of the Company, as noted in Item 5.02 above. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth be specific reference to such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement dated November 29, 2017 between Potbelly Corporation and Alan Johnson

99.1	Press Release dated December 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2017	Potbelly Corporation

	By:	/s/ Michael Coyne
	Name:	Michael Coyne
	Title:	Chief Financial Officer